As filed with the Securities and Exchange Commission on March 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	45-4626057
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

909 Davis Street, Suite 600 Evanston, IL (Address of Principal Executive Offices)	60201 (Zip Code)

Aptinyx Inc. 2018 Stock Option and Incentive Plan

(Full Title of the Plan)

Norbert G. Riedel, Ph.D.

Chief Executive Officer

Aptinyx Inc.

909 Davis Street, Suite 600

Evanston, IL 60201

(Name and address of agent for service)

(847) 871-0377

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Arthur R. McGivern, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	2,530,267 shares	(2)	$3.21	(3)	$8,122,158	$886.13
Total	2,530,267 shares				$8,122,158	$886.13

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents 2,530,267 shares of common stock reserved for issuance under the 2018 Plan which were automatically added to the shares authorized for issuance thereunder on January 1, 2021. In addition to the shares registered under the 2018 Plan, to the extent that awards outstanding under the 2015 Stock Option and Grant Plan (the “2015 Plan”) as of the date of this Registration Statement are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2018 Plan. The 2018 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each year. The number of shares added each year will be equal to the lesser of: (i) 4.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (ii) such amount as determined by the Compensation and Management Development Committee of the Registrant’s Board of Directors.

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock on The Nasdaq Global Select Market on March 18, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock under the Registrant’s 2018 Plan.

The number of shares of common stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1, by an amount equal to the lesser of (i) 4.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (ii) such amount as determined by the Administrator (as defined in the 2018 Plan), currently the Compensation and Management Development Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2021, the number of shares of common stock reserved and available for issuance under the 2018 Plan increased by 2,530,267 shares.

The additional shares described above are of the same class as other securities relating to the 2018 Plan for which the Registrant’s Registration Statement on Form S-8 (File No. 333-225801) filed on June 21, 2018 and Registration Statement on Form S-8 (File No. 333-237508) filed on March 31, 2020 are effective. The information contained in the Registrant’s Registration Statement on Form S-8 (File No. 333-225801) and Registration Statement on Form S-8 (File No. 333-237508) is hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC by the Registrant on June 25, 2018 (File No. 001-38535)).
4.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC by the Registrant on June 25, 2018 (File No. 001-38535)).
4.3	Specimen stock certificate evidencing the shares of common stock (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225150)).
4.4	Amended and Restated Investors’ Rights Agreement by and among the Registrant and certain of its stockholders, dated December 11, 2017 (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225150)).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-225150)).

*Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on the 24th day of March, 2021.

APTINYX INC.

By:	/s/ NORBERT G. RIEDEL
Norbert G. Riedel, Ph.D.
Chief Executive Officer and
Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Norbert G. Riedel, Ph.D. and Ashish Khanna as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date
/s/ NORBERT G. RIEDEL	Director and Chief Executive Officer (Principal Executive Officer)	March 24, 2021
Norbert G. Riedel, Ph.D
/s/ ASHISH KHANNA	Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2021
Ashish Khanna
/s/ PATRICK G. ENRIGHT	Chairman of the Board of Directors	March 24, 2021
Patrick G. Enright
/s/ HENRY O. GOSEBRUCH	Director	March 24, 2021
Henry O. Gosebruch
/s/ ELISHA P. GOULD III	Director	March 24, 2021
Elisha P. Gould III
/s/ ROBERT J. HOMBACH	Director	March 24, 2021
Robert J. Hombach
/s/ ADAM M. KOPPEL	Director	March 24, 2021
Adam M. Koppel, M.D., Ph.D. /s/ RACHEL E. SHERMAN	Director	March 24, 2021
Rachel E. Sherman, M.D., M.P.H.

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